Exhibit 1.2

ORIX CORPORATION

REGULATIONS OF THE BOARD OF DIRECTORS

Chapter 1 General Provisions

Article 1 (Purpose)

The purpose of these Regulations is to provide for the rules regarding matters concerning duties, operations, etc. of the Board of Directors as such may be provided under the provisions of applicable laws, ordinances and the Articles of Incorporation, and such other additional rules applicable to the Board of Directors established pursuant to the provisions of the Articles of Incorporation.

Article 2 (Organization)

The Board of Directors shall be organized by all of the directors.

Chapter 2 Duties

Article 3 (Duties)

The Board of Directors shall perform the duties set forth below:

(1)	Determination of the matters set forth below:

(i)	Basic management policies;

(ii)	Appointment of committee members of each Board Committee;

(iii)	Matters concerning executive officers as set forth below:

(a)	Election of executive officers;

(b)	Appointment of representative executive officers;

(c)	Division of duties of executive officers; and

(d)	Mutual relationships among the executive officers (such as giving instructions and orders);

(iv)	The matters indicated in Section [1], subsection 5 - 1 of the attached Exhibit I, which are necessary for the performance of the duties of the Audit Committee;

(v)	Establishment and improvement of the systems set forth below, that are necessary to ensure the propriety of business activities:

(a)	Establishment and improvement of systems to ensure that performance of duties of executive officers conform to applicable laws, ordinances and the Articles of Incorporation; and

(b)	Establishment and improvement of other systems described in Section [1], subsection 5 - 2 of the attached Exhibit I;

(vi)	The Director that will receive demands made by an executive officer pursuant to Article 9 Paragraph 2 hereof, for the convocation of meeting of the Board of Directors;

(vii)	Convocation of annual General Meetings of Shareholders and content of the agenda (excluding such that is subject to the authority of a Board Committee) to be presented to the General Meetings of Shareholders;

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(viii)	The following matters concerning financial statements, business report, etc.:

(a)	Approval of financial statements and business report, and the detailed statements attached thereto, pertinent to each fiscal year;

(b)	Approval of consolidated financial statements;

(2)	Supervision of performance of duties by directors and executive officers

2. The Board of Directors shall, in addition to the provisions of Item (1) of the immediately preceding paragraph, perform the duty of determining execution of business activities.

3. The matters that are subject to determination of executions of business activities by the Board of Directors pursuant to the preceding two paragraphs shall be as described in attached Exhibit I.

Article 4 (Matters Requiring Determinations)

The Board of Directors shall make determinations as to items set forth in Paragraph 1, Item (1) of the immediately preceding Article.

Article 5 (Delegation to Executive Officers of Determinations regarding Execution of Business Activities)

The Board of Directors delegates to the Representative Executive Officer, determinations listed in Section [2] of the attached Exhibit I concerning execution of business activities.

2. The Representative Executive Officer may further delegate the delegated matters to other executive officers and employees.

Chapter 3 Holding of Meetings

Article 6 (Holding of Meetings)

The Board of Directors shall be held at least once in every three (3) months.

Article 7 (Person who convenes the Board of Directors and Chairman)

The Board of Directors shall be convened by the director designated in advance by a resolution of the Board of Directors (hereinafter referred to as “Person Who Convenes Meetings”). Furthermore, the director designated in advance by a resolution of the Board of Directors shall act as a chairman.

2. If the Person Who Convenes Meetings or the chairman determined in accordance with provisions of the preceding paragraph is unable to act, another director shall convene the Board of Directors or act as chairman in accordance with the order they are so designated in advance by a resolution of the Board of Directors.

Article 8 (Convocation by Appointed Committee Members)

Notwithstanding the provisions of the preceding Article, a member belonging to and appointed by the Nominating Committee, the Audit Committee, and the Compensation Committee may convene the Board of Directors.

Article 9 (Convocation by Directors and Executive Officers other than the Persons who Convenes Meetings)

Directors other than the Persons Who Convenes Meetings may demand the convocation of the Board of Directors by indicating the matters to be the purposes of the Board of Directors to the Person Who Convenes Meetings.

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2. Executive officers may demand the convocation of the Board of Directors by indicating the matters to be the purposes of the Board of Directors to the director provided under Article 3, Paragraph 1, Item(1) (vi).

3. If a convocation notice that provides for a date within 2 weeks from the date of demand for convocation is not issued within 5 days of the date of such demand in accordance with provision of the preceding two paragraphs, the executive officer or director demanding such convocation may convene the Board of Directors.

Article 10 (Procedure for Convocation)

The person who convenes the Board of Directors shall, on or prior to the third (3rd) day preceding the date of such the Board of Directors, send notice thereof to each director, provided, however, that in case of an emergency, such period may be shortened.

2. Notwithstanding the provisions of the preceding paragraph, if there is unanimous consent of the directors, the Board of Directors may hold the Board of Directors without following the procedure for convocation of such meeting.

Chapter 4 Resolutions

Article 11 (Resolutions)

Resolutions of the Board of Directors shall be adopted by a majority of the directors present at a meeting attended by a majority of the directors who may participate in making resolutions thereat.

2. A director having an interest in a resolution provided under the preceding paragraph may not participate in making such resolution.

3. If a director participated in a resolution at the Board of Directors does not object to the minutes of such meeting provided under Article 17, such director shall be presumed to have approved such resolution.

Article 12 (Abbreviation of Resolutions)

If a director proposes a matter for resolution by the Board of Directors, and if the directors (to the extent capable of participating in the resolution of such matter) express their intent to unanimously consent to such proposal in writing or electromagnetic record form, such proposal shall be deemed to have been approved by a resolution of the Board of Directors.

Chapter 5 (Reporting to the Board of Directors)

Article 13 (Reporting by the Appointed Committee Members)

A person who is a member of the Nominating Committee, the Audit Committee and/or the Compensation Committee and who is appointed by the committee to do so, shall provide, without delay, a report to the Board of Directors concerning such committee’s performance of its duties.

Article 14 (Reporting and Explanations by Executive Officers, etc.)

Executive officers shall give a report to the Board of Directors on the performance of his/her executive duties at least once in every three months. Executive officers may designate a deputy to give the report concerned (the deputy must be an executive officer).

2. The report provided in the preceding paragraph shall include the status of execution of matters delegated to the Representative Executive Officer pursuant to Article 5, as well as the matters provided in

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Exhibit II. Moreover, of the matters delegated to the Representative Executive Officer, the reporting of the execution of matters provided under Section [2], subsection 4 of Exhibit I shall, as a general rule, be performed by the reporting of the matters provided under Section 2 of Exhibit II.

3. When requested by the Board of Directors, an executive officer must attend the Board of Directors and explain any matter requested to be explained by the Board of Directors.

4. Any director and/or executive officer who have engaged in a transaction provided under Section [1], subsection 4 - 1 of Exhibit I shall, without delay, provide to the Board of Directors a report concerning the important facts of such transaction.

Article 15 (Abbreviation of Reports)

When a director, an accounting auditor, or an executive officer notifies all directors of the matters to be reported to the Board of Directors, reports concerning such matters to the Board of Directors are not required.

2. The provision in the preceding paragraph shall not apply to reports made pursuant to the Paragraph 1 of the preceding Article.

Chapter 6 (Miscellaneous Regulations)

Article 16 (Attendance of Persons Concerned)

When necessary for the deliberation of matters to be resolved and matters to be reported, the chairman may require the attendance of persons concerned, and require such persons to provide explanations regarding necessary matters.

Article 17 (Minutes)

The proceedings at a Board of Directors shall be recorded in the minutes of the Meeting, as provided by applicable laws and ordinances, which shall be signed by, bear the name and seals of, or signed electronically by the directors present at the Meeting.

2. The minutes provided under the proceeding paragraph or document or electronic record describing or recording the expression of intent made in accordance with Article 12 must be kept at the head office of the Company for ten (10) years following the date of the Board of Directors (including the date on which a Board of Directors’ resolution is deemed to be passed in accordance with the provision of Article 12).

Article 18 (Special Rule for the Cases Where there is a Deficiency in the Number of Directors)

When the Company lacks 3 directors as provided by the Articles of Incorporation, the director who retired from his/her position due to expiration of term of office or resignation shall continue to have the rights and obligations as a director until a new director is elected and assumes the office.

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Supplementary Provisions

1.	These regulations shall be effective as of October 1, 1982.

2.	These amendments to the regulations shall be effective as of July 1, 1998.

3.	These amendments to the regulations shall be effective as of June 29, 1999.

4.	These amendments to the regulations shall be effective as of April 1, 2002.

5.	These amendments to the regulations shall be effective as of June 25, 2003.

6.	These amendments to the regulations shall be effective as of June 23, 2004.

7.	These amendments to the regulations shall be effective as of May 20, 2005.

8.	These amendments to the regulations shall be effective May 12, 2006; provided however, that Article 12 shall be effective only if proposed changes to Article 22 of the Articles of Incorporations are approved at the General Meeting of Shareholders to be held on June 20, 2006.

9.	These amendments to the regulations shall be effective as of June 22, 2007.

10.	These amendments to the regulations shall be effective as of February 5, 2008.

11.	These amendments to the regulations shall be effective as of June 24, 2008.

12.	These amendments to the regulations shall be effective as of June 1, 2015.

13.	These amendments to the regulations shall be effective as of July 21, 2017.

Exhibit I Matters Subject to Determination on Executions of Business Activities by the Board of Directors

Index of Major Items

[1] Matters Requiring the Resolution of the Board of Directors
1.	Basicmanagement policies

2.	Mattersregarding election and dismissal, appointment and removal, relating to a directors’ duties, the Board of Directors, etc.

3.	Mattersrelating to election and duties, etc. of the executive officers

4.	Mattersregarding approval of transactions entered into by directors and executive officers, etc. and release of liability

5.	Mattersregarding internal control

6.	Mattersrelating to General Meetings of Shareholders

7.	Mattersregarding businesses and organizational restructuring (requiring approval by resolution of General Meetings of Shareholders)

8.	Mattersregarding accounts, reserves, and retained earnings

9.	Others

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[2] Matters Delegated to the Representative Executive Officer (Pursuant to Article 5)
1.	Matters relating to shares and stock acquisition rights

2.	Matters regarding businesses and organizational restructuring (not requiring approval by resolution of General Meetings of Shareholders)

3.	Specific Important Matters (Matters to be resolved at the Board of Directors for a Company with the Board of Directors, which is not a Company with Nominating Committee, etc)

4	General Business Operations

[1]	Matters Requiring the Resolution of the Board of Directors

(Matters bracketed by[    ]are the ones that must be resolved.)

[1]1.	[Basic management policies]

[1]2.	Matters regarding election and dismissal, appointment and removal, relating to a directors’ duties, the Board of Directors, etc.

2 - 1.	Provision regarding the chairman of the Board of Directors
2 - 2.	Provision regarding Persons Who Convenes Board of Directors meetings
2 - 3.	[Appointment] and removal of members of each of the Nominating Committee, the Audit Committee, and the Compensation Committee
2 - 4.	[Determination on the fulfillment of the following required conditions for the Audit Committee members]

(1) Those with a substantial level of knowledge regarding finance and accounting under the Company Law

(2) Those who are Financial Expert under the Sarbanes-Oxley Act (SOA)
2 - 5.	Determination of the director who shall receive demand from executive officers to convene Board of Directors]
2 - 6.	Provision regarding the director who convenes General Meeting of Shareholders, and the director who serves as chairman of General Meeting of Shareholders
2 - 7.	In cases of a lawsuit between a director/executive officer and this Company, the determination as to who shall represent the Company when the Audit Committee member is a party to the lawsuit
2 - 8.

Enactment, amendment and abolishment of the regulations of the Board of Directors, Regulations of the Nominating Committee, regulations of the Audit Committee and regulations of the Compensation Committee

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[1]3.	Matters relating to election and duties, etc. of the executive officers

3 - 1.	[Election] and dismissal of executive officers
3 - 2.	[Appointment] and removal of the Representative Executive Officer
3 - 3.	Appointment and removal of CEO, COO, and CFO; titles of executive officers
3 - 4.	[Division of duties of executive officers (excluding matters provided in 3 - 3)]
3 - 5.	[Determination of matters regarding mutual relationships among the executive officers (such as giving instructions and orders, etc., excluding matters provided in 3 - 3)]
3 - 6.	Election, dismissal and titles of group executive officers

(Note)	Under the Company Law, matters provided in subsection 3 - 6 can be delegated to executive officer, but the Company chooses not to do so.

[1]4.	Matters regarding approval of transactions entered into by directors and executive officers, etc. and release of liability

4 - 1.	Approvals of the following transactions, etc.

(1) Transactions entered into by directors and/or executive officers that fall into the category of the Company’s businesses (including transactions entered into for the benefit of a third party)

(2) Transactions between the Company and a director and/or an executive officer (including transactions entered into for the benefit of a third party)

(3) Guarantees of debts owed by directors and/or executive officers

(4) Other transactions in which there are conflicts of interests between the Company and the director and/or the executive officer
4 - 2.	Release of duties of directors and/or executive officers

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[1]5.	[Matters regarding internal control]

5 - 1.	The matters set forth below, which are necessary for the performance of duties of the Audit committee:
(1) Matters regarding directors/ employees who shall assist the duties of the Audit Committee
(2) Matters regarding the independence of the directors/ employees from executive officers, provided in (1) above
(3) Matters to ensure that the Audit Committee instruct effectively to the directors/ employees, provided in (1) above
(4) Systems regarding reports to the Audit Committee as follows; structure of other reports to be made to the Audit Committee.
i. Systems regarding reports to be made by directors/ executive officers/ employees of the Company to the Audit Committee
ii. Systems regarding reports to be made by the person who have received reports from directors, corporate auditors, executive officers and employees, etc., of the subsidiaries to the Audit Committee
(5) Systems to ensure that the person who have reported in accordance to above (4) should not be treated adversely by reason of the said reports
(6) Policies regarding the cost or debt compensation on the duties of the member of the Audit Committee
(7) Other systems to ensure audits by the Audit Committee to be effectively performed
5 - 2.	Establishment and improvement of the systems set forth below, which are necessary to ensure the propriety of business activities of ORIX Group:
(1) Systems regarding storing and managing information relating to the performance of the duties of executive officers of the Company
(2) Systems regarding reports to the performance of the duties of directors of the subsidiaries
(3) Systems regarding regulations relating to management of risk of loss, etc. in ORIX group
(4) Systems to ensure the duties of executive officers of the Company and directors of the subsidiaries to be performed efficiently
(5) Systems to ensure that the performance of duties of employees of the Company and directors and employees of the subsidiaries complies with laws, regulations and the Articles of Incorporation

[1]6.	Matters relating to General Meetings of Shareholders

6 - 1.

[Convocation of annual General Meetings of Shareholders and content of the agenda (excluding such that is subject to the authority of a Board Committee) to be presented to the General Meetings of Shareholders]

6 - 2.

Convocations of General Meetings of Shareholders other than those specified in 6 - 1 above and content of the agenda (excluding such that is subject to the authority of a Board Committee) to be presented to such General Meetings of Shareholders

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[1]7.	Businesses and matters regarding organizational restructuring (requiring approval by resolution of General Meetings of Shareholders)

7 - 1.	Determination of the following contents of contracts regarding business expansion
(1) Acquisition of businesses of another company All (large-scale acquisition case: value to be paid for acquisition exceeds 20% of the Company’s (unconsolidated) net assets.)
(2) Absorption by absorption-type merger (Large-scale merger case: property value to be given to shareholders of the non-surviving company exceeds 20% of the Company’s (unconsolidated) net assets.)
(3) Absorption by absorption-type demerger (Large-scale demerger case: property value to be given to shareholders of the demerged company exceeds 20% of the Company’s (unconsolidated) net assets.)

(4)   Share-swap exchange to make another company a wholly owned subsidiary of the Company (Large-scale share-swap exchange case: property value to be given to shareholders of the wholly owned subsidiary exceeds 20% of the Company’s (unconsolidated) net assets.)

7 - 2.	Determination of the following contents of contracts and plans regarding business contraction and extinction
(1) Transfer of the Company’s business

i. All

ii. Parts (Important parts: book value of property to be transferred exceeds 20% of the Company’s (unconsolidated) gross assets)

(2)   Execution, amendment, and termination of leasing out of all businesses of the Company, entrustment of management of all businesses, contracts to share all business profits and losses with others and any other similar contracts

(3) Non-surviving merger and share-swap exchange and share transfer to become a wholly owned subsidiary
(4) Demerger of the Company’s business (Large-scale demerger case : book value of property to be split off exceeds 20% of the Company’s (unconsolidated) gross assets.)

[1]8.	Matters regarding accounts, reserves, and retained earnings

8 - 1.	Approval of financial statements and business reports, etc.
(1) [Approval of financial statements and business report pertinent to each fiscal year and their attached detailed statements]
(2) [Approval of consolidated financial statements]
(3) Approval of extraordinary financial statements
8 - 2.	Acquisition of treasury stock for value by agreement (excluding cases in which acquisition is from a specific shareholder)
8 - 3.	Reduction in the amount of reserves (where the reduction amount does not exceed the amount of deficit as of the date of Board of Directors meeting approving financial statements, etc.)
8 - 4.	Amount of disposition of retained earnings (including disposition of losses, funding for voluntary reserves) and other matters provided in the ministerial ordinances

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8 - 5.	Distribution of Dividends from Retained Earnings (excluding cases where the right to request monetary distribution is not granted at the distribution of assets other than money.)

(Note) Under the Company Law, matters provided in subsections 8 - 2, 8 - 3, 8 - 4 and 8 - 5 can be delegated to executive officer, but the Company chooses not to do so.

[1]9.	Others

9 - 1.	Matters delegated to the Board of Directors by resolution of General Meetings of Shareholders
9 - 2.	Matters, other than those enumerated above, to be resolved by the Board of Directors as provided for by laws or ordinances.
9 - 3.	Important matters involving the management of the Company and the Group Companies*, other than those enumerated above, that are recognized as important, and other matters regarded necessary by Person Who Convenes Board of Directors

(*)

A Group Company refers to a subsidiary of the Company under the meaning of the Company Law of Japan, or a company in which the Company substantially holds 20% or more of the voting rights and can substantially influence the management and business policies of the company.

(Note) Under the Company Law, matters provided in subsection 9 - 3 can be delegated to executive officer, but the Company chooses not to do so.

[2]	Matters Delegated to the Representative Executive Officer (Pursuant to Article 5)

[2]1.	Matters relating to shares and stock acquisition rights

1 - 1.	Invitations of share subscribers to shares, any stock acquisition rights and treasury stock to be disposed
1 - 2.	Gratuitous allocation of shares and stock acquisition rights
1 - 3.	Stock splits
1 - 4.	Cancellations of shares and stock acquisition rights
1 - 5.	Decrease in number of shares that constitute one Unit, and the repeal of the provision of the Articles of Incorporation thereof
1 - 6.	Public auctions and sale owned by shares of shareholders to whom notice did not reach, etc.
1 - 7.	Acquisition from subsidiary of stock issued by the Company

[2]2.	Businesses and matters regarding organizational restructuring (not requiring approval by resolution of General Meetings of Shareholders)

2 - 1.	Determination of the following contents of contracts regarding business expansion
(1) Acquisition of businesses of another company i. All (Non-large scale acquisition case: value to be paid for acquisition does not exceed 20% of the Company’s (unconsolidated) net assets.) ii. Part

(2)   Merger by absorption-type merger

(Non-Large scale merger case: property value to be given to shareholders of the non-surviving company does not exceed 20% of the Company’s (unconsolidated) net assets.)

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(3)   Absorption by absorption-type demerger

(Non-Large scale demerger case: property value to be given to shareholders of the demerged company does not exceed 20% of the Company’s (unconsolidated) net assets.)

(4)   Share-swap exchange to make another company a wholly owned subsidiary of the Company

(Non-Large scale share-swap exchange case: property value to be given to shareholders of the wholly owned subsidiary does not exceed 20% of the Company’s (unconsolidated) net assets.)

2 - 2.	Determination of the following contents of contracts regarding business contraction and extinction
(1) Transfer of the Company’s businesses i. Parts (Unimportant parts: book value of property to be transferred does not exceed 20% of the Company’s (unconsolidated) gross assets.)
(2) Demerger of the Company’s business (Non- large-scale demerger case: book value of property to be split off does not exceed 20% of the Company’s (unconsolidated) gross assets.)

[2]3.	Specific Important Matters (Matters to be resolved at the Board of Directors for a Company with the Board of Directors, which is not for a Company with Nominating Committee, etc.)

3 - 1.	Disposal and acquisition of important property
3 - 2.	Significant amount of borrowing
3 - 3.	Election and dismissal of registered general managers and other important employees
3 - 4.	Establishment, change and abolishment of branch office and other important organizations
3 - 5.	Important matters regarding invitation to subscription of bonds

[2]4. General Business Operation

Determinationon execution of all business activities, other than the following matters:

i.   Matters to be resolved at General Meetings of Shareholders

ii.  Matters listed in Section [1]

iii.   Matters listed in Section [2], subsections 1, 2 and 3

Exhibit II Matters to be Reported on Regular Basis

Status of execution of matters delegated to the Representative Executive Officer pursuant to Article 5 (excluding matters listed under Section[2], subsection 4 of Exhibit I)

Reports on the business performance of the current fiscal year based on quarterly financial reports (including an overall report for the matters listed under Section[2], subsection 4 of Exhibit I).

Other matters determined by the Board of Directors

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